Exhibit 10.20

Description of PMD Retiree Medical Program

Under the retiree medical program in effect as of December 31, 2021, Participating Managing Directors (“PMDs”) who retire with eight or more years of service as PMDs are eligible to receive retiree medical coverage for themselves and their eligible dependents. The PMD retiree medical program provides, as of December 31, 2021, a subsidy for such coverage of up to 75% of the applicable premium.

During 2020, the firm amended the PMD retiree medical program so that, effective January 1, 2022, individuals who became PMDs on or before December 31, 2020 (“Grandfathered PMDs”), and who retire or retired with eight or more years of PMD service, will be eligible for retiree medical coverage with a subsidy of up to 100% of the premium attributable to individual coverage for the PMD retiree, but without any subsidy for the premium attributable to covering the PMD’s covered dependents. PMDs other than Grandfathered PMDs no longer will receive a firm subsidy toward retiree medical coverage and will be required to pay 100% of the applicable premium for retiree and dependent coverage.

A PMD’s eligibility under the PMD retiree medical program generally terminates if the PMD engages in conduct constituting cause or if the PMD goes to work for a competitor. A PMD with less than eight years of service, or who goes to work for a non-competitor, may be eligible for retiree medical coverage but not the subsidy. The PMD retiree medical program, coverage and/or subsidy can be amended or terminated at any time as provided in the applicable plan documents.